                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO.             )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     /X/ Preliminary Proxy Statement      / / Confidential, for Use of the Com-
                                              mission Only (as permitted by
                                              Rule 14a-6(e)(2))
     / / Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                      OKLAHOMA GAS AND ELECTRIC COMPANY
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                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
         or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act
         Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act
         Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

- --------------------------------------------------------------------------------

      / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

     Oklahoma Gas and Electric Company

     Proxy Statement
     and
     Notice of Annual Meeting
- ----------------------------------------------------

     May 18, 1995



                                                         [LOGO]

Contents


                                           PAGE
CHAIRMAN'S LETTER                           1
NOTICE OF ANNUAL MEETING                    2                       NOTICE OF ANNUAL MEETING
PROXY STATEMENT                             3                       OF SHAREOWNERS
   PROPOSAL NO. 1 - ELECTION OF DIRECTORS   4                       AND PROXY STATEMENT
       INFORMATION ABOUT DIRECTORS
           AND NOMINEES                     4                       THURSDAY, MAY 18, 1995, AT 10:00 A.M.
       INFORMATION CONCERNING THE
           BOARD OF DIRECTORS               7                       NATIONAL COWBOY HALL OF FAME
   EXECUTIVE OFFICERS' REMUNERATION         8                       1700 N.E. 63RD STREET
       REPORT OF COMPENSATION                                       OKLAHOMA CITY, OKLAHOMA
           COMMITTEE ON EXECUTIVE
               COMPENSATION                 8
           COMPENSATION COMMITTEE
              INTERLOCKS AND INSIDER
                  PARTICIPATION            10
           SUMMARY COMPENSATION
              TABLE                        11
           PENSION PLAN TABLE              12
   COMPANY STOCK PERFORMANCE               13
   SECURITY OWNERSHIP                      13
   PROPOSAL NO. 2 - AMENDMENTS TO
        COMPANY'S RESTATED CERTIFICATE
             OF INCORPORATION REMOVING
                 LIMITS ON UNSECURED
                      INDEBTEDNESS         14
   RELATIONSHIP WITH INDEPENDENT
        PUBLIC ACCOUNTANTS                 15
   SHAREOWNER PROPOSALS                    15
   MAP                                     15

Oklahoma Gas and Electric Company
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- --------------------------------------------------------------------------------

                                                                  March 29, 1995

DEAR SHAREOWNER:

     You are cordially invited to attend the annual meeting of Oklahoma Gas and Electric Company at 10:00 a.m. on Thursday, May 18, 1995, at the National Cowboy Hall of Fame, 1700 N.E. 63rd Street, Oklahoma City, Oklahoma.

     In addition to the election of three directors, all shareowners will be asked to consider and vote on proposed amendments to the Company's Restated Certificate of Incorporation. The proposed amendments would give the Board of Directors more flexibility in issuing unsecured indebtedness. For the reasons stated in the accompanying Proxy Statement, the Board of Directors believes that the proposed amendments are in the best interests of the Company and its shareowners and recommends a vote "FOR" the proposed amendments.

     Even though you may own only a few shares, your proxy is important in making up the total number of shares necessary to hold the meeting. Whether or not you plan to attend the meeting, please fill out, sign and return your proxy card in the envelope provided as soon as possible. Your cooperation will be appreciated.

     Those arriving before the meeting will have the opportunity to visit informally with the management of your Company. In addition to the business portion of the meeting, there will be reports on the Company's current operations and outlook.

     Your continued interest in the Company is most encouraging and, on behalf of the Board of Directors and employees of the Company, I want to express our gratitude for your confidence and support.

                                              Very truly yours,

                                          /s/ JAMES G. HARLOW, JR.
                                              JAMES G. HARLOW, JR.
                                              Chairman of the Board
                                              and President

Notice of Annual Meeting
of Shareowners
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- --------------------------------------------------------------------------------

     The Annual Meeting of Shareowners of Oklahoma Gas and Electric Company will be held on Thursday, May 18, 1995, at 10:00 a.m. at the National Cowboy Hall of Fame, 1700 N.E. 63rd Street, Oklahoma City, Oklahoma, for the following purposes:

     (1)  To elect three directors to serve for a three-year term;

     (2) To consider amendments to the Company's Restated Certificate of Incorporation that would remove limitations on the Company's issuance of unsecured indebtedness; and

     (3) To transact such other business as may properly come before the meeting.

The map on page 15 will assist you in locating the National Cowboy Hall of Fame.

     The Board of Directors has fixed the close of business on March 20, 1995, as the record date for the determination of shareowners entitled to notice of and to vote at this meeting or any adjournment of the meeting. A list of such shareowners will be available, as required by law, at the principal offices of the Company at 101 N. Robinson, Oklahoma City, Oklahoma 73102-3405.

                                           /s/ IRMA B. ELLIOTT
                                               Irma B. Elliott
                                               Secretary
Dated: March 29, 1995

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IMPORTANT -- YOUR PROXY CARD IS ENCLOSED IN THIS ENVELOPE

     Shareowners are requested to fill in, sign, date and return the proxy promptly in the enclosed envelope. No postage is required for mailing in the United States. Your cooperation will be greatly appreciated.

- --------------------------------------------------------------------------------

     Proxy Statement

                                                                  March 29, 1995

    The Annual Meeting of Shareowners of Oklahoma Gas and Electric Company will be held at the National Cowboy Hall of Fame, 1700 N.E. 63rd Street, Oklahoma City, Oklahoma, on May 18, 1995, at 10:00 a.m. For the convenience of those shareowners who may attend the meeting, a map is printed on page 15 that gives directions to the National Cowboy Hall of Fame. At the meeting, it is intended that the first two items in the accompanying notice be presented. The Board of Directors does not now know of any other matters to be presented at the meeting, but, if any other matters are properly presented to the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

    The Board of Directors solicits your proxy for use at this meeting. You may revoke your proxy at any time before it is exercised by giving written notice of its revocation to the Secretary of the Company or filing with her another proxy as provided by law. All proxies properly executed by shareowners and received by the Company prior to the meeting will be voted in accordance with the directions made on the proxy and, if no directions are made, the proxy will be voted in favor of election of the Board's nominees for directors and the proposal to amend the Company's Restated Certificate of Incorporation.

    The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegram by officers and regular employees of the Company. Morrow & Co. Inc., New York, New York, will assist in solicitation of proxies and the Company will pay Morrow & Co. Inc. for its proxy solicitation services approximately $ plus expenses. The Company does not expect to pay any additional compensation for the solicitation of proxies; however, brokers and other custodians, nominees, or fiduciaries may be reimbursed for their expenses in forwarding proxy material to principals and obtaining their proxies.

    On March 1, 1995, the Company had outstanding approximately shares of Common Stock, par value $2.50 per share; 423,663 shares of 4% Cumulative Preferred Stock, par value $20 per share; and the following shares of Cumulative Preferred Stock, par value $100 per share: 50,000 shares of the 4.20% series, 75,000 shares of the 4.24% series, 65,000 shares of the 4.44% series, 75,000 shares of the 4.80% series and 150,000 shares of the 5.34% series.

    The owners of the 4% Cumulative Preferred Stock and Common Stock are entitled to one vote on each matter presented for a vote at the meeting for each $2.50 of par value (eight votes per share as to the 4% Cumulative Preferred Stock, $20 par value, and one vote per share as to the Common Stock, $2.50 par value) of stock held by such owners of record at the close of business on March 20, 1995. Owners of record on March 20, 1995, of the Company's Cumulative Preferred Stock, par value $100 per share, are entitled to one vote per share on the proposal to amend the Company's Restated Certificate of Incorporation, but are not entitled to vote on any other matter intended to be presented at the meeting.

    The Company's 1994 Annual Report to its shareowners, including financial statements for the year 1994, was sent on or about March 29, 1995, to all shareowners of the Company of record on March 20, 1995. The following portions of the Company's 1994 Annual Report are incorporated herein and made a part of
this Proxy Statement: (1) the information on page   under the caption
"Management's Discussion and Analysis," (2) the consolidated financial statements and Report of Independent Public Accountants relating thereto, (3)
the information on page   under the caption "Interim Consolidated Financial
Information (Unaudited)," and (4) the information on page   under the caption
"Historical Data."

PROPOSAL NO. 1 - ELECTION OF DIRECTORS
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    The Board of Directors consists of nine members with terms expiring on different Annual Meeting dates. Approximately one-third of the members of the Board of Directors are nominated each year to serve as directors for a term of three years. Directors are elected at the Annual Meeting for the terms specified and continue in office until their successors are elected and qualified.

    At the Annual Meeting to be held on May 18, 1995, three persons are to be elected to the Board of Directors for a term expiring at the Annual Meeting in 1998. The following three persons are the nominees of the Board to be elected for such three-year term: Messrs. James G. Harlow, Jr., Bill Swisher, and John
A. Taylor. Each of these individuals is currently a director of the Company whose term as a director is scheduled to expire at the Annual Meeting. Each director serves according to the Company's retirement policy for directors. Accordingly, under the Company's current policy, it is expected that Mr. Taylor will retire from the Board on or about his 70th birthday in April of 1996, at which time the Board may elect a new director to serve the balance of Mr. Taylor's term.

    The enclosed proxy, unless otherwise specified, will be voted in favor of the election as directors of the previously listed three nominees. The Board of Directors does not know of any nominee who will be unable to serve, but if any of them should be unable to serve, the proxy holder may vote for a substitute nominee. No nominee or director owns more than 0.1% of any class of voting securities of the Company.

    For the nominees described herein to be elected as directors, they must receive a plurality of the votes of shares of Common Stock and 4% Preferred present in person or by proxy and entitled to vote. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by withholding authority, broker non-vote, or otherwise) have no impact on the election of directors, except to the extent the failure to vote for an individual results in the individual receiving fewer votes than another individual.

INFORMATION ABOUT DIRECTORS AND NOMINEES
- --------------------------------------------------------------------------------

    The following contains certain information as of March 1, 1995, concerning the three nominees for directors, as well as the directors whose terms of office do not expire at the Annual Meeting on May 18, 1995.
- --------------------------------------------------------------------------------

NOMINEES FOR ELECTION FOR TERM EXPIRING AT 1998 ANNUAL
MEETING OF SHAREOWNERS

     JAMES G. HARLOW, JR., 60, is Chairman of the Board, President and Chief
  Executive Officer of the Company, named to the position of President in
1973, named Chief Executive Officer in 1976, and named Chairman in 1982. He      Picture
serves as a member of the Board of Directors of Fleming Companies, Inc.,         omitted
Massachusetts Mutual Life Insurance Company and Associated Electric & Gas
Insurance Services Limited. Mr. Harlow has been a director of Oklahoma Gas and
Electric Company since 1970. He beneficially owns, directly or indirectly, shares of Common Stock of the Company.
- ------------------------------------------------------------------------------------------------------

    BILL SWISHER, 64, is Chairman of the Board and Chief Executive Officer of
  CMI Corporation, a manufacturer of road construction equipment that is located in Oklahoma City, Oklahoma. Mr. Swisher has been a director of
Oklahoma Gas and Electric Company since 1979, and is chairman of the             Picture
compensation committee and a member of the audit committee of the Board. He      omitted
beneficially owns, directly or indirectly,         shares of Common Stock of
the Company. This does not include Mr. Swisher's economic interest in shares of Common Stock of the Company under the Directors' Deferred
Compensation Plan. See "INFORMATION CONCERNING THE BOARD OF DIRECTORS."
- ------------------------------------------------------------------------------------------------------

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    JOHN A. TAYLOR, 69, is President and majority stockholder of Hiawatha
  Exploration Company, which is an oil and gas producing company engaged in various oil and gas exploration ventures. He is also President of ComQuest
Exploration Company, a high-technology oil and gas exploration organization.
Both companies are headquartered in Oklahoma City, Oklahoma. Mr. Taylor also has served as an outside director of GTS Corp., Houston, since 1989. At the request of the Board of Directors of GTS Corp., due to the continuing
financial problems of GTS Corp., Mr. Taylor served as President of GTS Corp.     Picture
from March 1992 to June 1993, for which he received no compensation other than   omitted
the reimbursement of his expenses. In May 1992, GTS Corp. filed a voluntary petition in bankruptcy. Mr. Taylor has been a director of Oklahoma Gas and
Electric Company since 1977, and is chairman of the nominating committee and a member of the audit committee of the Board. He beneficially owns, directly or
indirectly,         shares of Common Stock of the Company. This does not
include Mr. Taylor's economic interest in         shares of Common Stock of
the Company under the Directors' Deferred Compensation Plan. See "INFORMATION
CONCERNING THE BOARD OF DIRECTORS."

- ------------------------------------------------------------------------------------------------------
DIRECTORS WHOSE TERMS EXPIRE AT 1997 ANNUAL MEETING OF SHAREOWNERS
     WILLIAM E. DURRETT, 64, is Chairman of the Board, President and Chief
  Executive Officer of American Fidelity Corporation, an insurance holding company, and numerous other subsidiaries of American Fidelity Corporation. He serves as Chairman of the Board and director of American Fidelity Assurance
Company, an insurance company wholly-owned by American Fidelity Corporation.
He also serves as a director of BOK Financial Corporation and Oklahoma
Healthcare Corporation. Mr. Durrett has been a director of Oklahoma Gas and      Picture
Electric Company since March 1991, and is a member of the audit and              omitted
compensation committees of the Board. He beneficially owns, directly or
indirectly,         shares of Common Stock of the Company. This does not
include Mr. Durrett's economic interest in         shares of Common Stock of
the Company under the Directors' Deferred Compensation Plan. See "INFORMATION
CONCERNING THE BOARD OF DIRECTORS." This also does not include         shares
of Common Stock of the Company held by a subsidiary of American Fidelity
Corporation, for which Mr. Durrett disclaims beneficial ownership. See
"COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION" for a
description of transactions in 1994 between the Company and American Fidelity
Assurance Company.
- ------------------------------------------------------------------------------------------------------

    H. L. HEMBREE, III, 63, is Chairman of the Executive Committee of
  Merchants National Bank, Fort Smith, Arkansas. Prior to 1989, he was
Chairman and Chief Executive Officer of Arkansas Best Corporation, a
diversified holding company located in Fort Smith, Arkansas. He has been a       Picture
director of Oklahoma Gas and Electric Company since 1985, and is a member of     omitted
the compensation committee of the Board. He beneficially owns, directly or
indirectly,         shares of Common Stock of the Company. This does not
include Mr. Hembree's economic interest in         shares of Common Stock of
the Company under the Directors' Deferred Compensation Plan. See "INFORMATION
CONCERNING THE BOARD OF DIRECTORS."
- ------------------------------------------------------------------------------------------------------
    JOHN F. SNODGRASS, 69, is President Emeritus and Trustee of The Samuel
  Roberts Noble Foundation, Inc. (a not-for-profit charitable organization) in
Ardmore, Oklahoma. He serves as a director of Noble Affiliates Inc., Noble
Drilling Corporation, Investors Trust Company and Exchange National Bank and     Picture
Trust Company, Ardmore, Oklahoma and Centaur Pharmaceuticals, Inc., Sunnyvale,   omitted
California. Mr. Snodgrass has been a director of Oklahoma Gas and Electric
Company since 1985, and is a member of the compensation and the nominating committees of the Board. He beneficially owns, directly or indirectly,
        shares of Common Stock,         shares of 4% Cumulative Preferred
Stock and         shares of 4.24% Cumulative Preferred Stock of the Company.
This does not include Mr. Snodgrass' economic interest in         shares of
Common Stock of the Company under the Directors' Deferred Compensation Plan.
See "INFORMATION CONCERNING THE BOARD OF DIRECTORS."
- ------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------
DIRECTORS WHOSE TERMS EXPIRE AT 1996 ANNUAL MEETING OF SHAREOWNERS
     HERBERT H. CHAMPLIN, 57, is President of Champlin Exploration, Inc., an
  independent oil producer, and President of Enid Data Systems, computer marketers, both located in Enid, Oklahoma. Mr. Champlin has been a director of
Oklahoma Gas and Electric Company since 1982, and is chairman of the audit
committee and a member of the nominating committee of the Board. He              Picture
beneficially owns, directly or indirectly,         shares of Common Stock of     omitted
the Company. This does not include Mr. Champlin's economic interest in shares of Common Stock of the Company under the Directors' Deferred
Compensation Plan. See "INFORMATION CONCERNING THE BOARD OF DIRECTORS." Mr.
Champlin also was engaged separately during 1994 as a part of his principal business occupation in the petroleum industry and had interests in oil and gas wells. During 1994, under terms of gas purchase contracts, the Company paid
$185,765 to him and his family business interests. The terms of the contracts were no less favorable to the Company than the terms that would have been obtained from other independent producers.
- ------------------------------------------------------------------------------------------------------
    MARTHA W. GRIFFIN, 60, is Chairman of the Board of Griffin Television,
  Inc., located in Oklahoma City, Oklahoma, and also serves as Chairman of the
Board of Griffin Food Company (a subsidiary of Griffin Television, Inc.). She serves as a member of the Board of Directors of the Oklahoma Chamber of
Commerce and Industry and the Oklahoma Heritage Association. Mrs. Griffin has
been a director of Oklahoma Gas and Electric Company since 1987, and is a
member of the audit and nominating committees of the Board. She beneficially     Picture
owns, directly or indirectly,         shares of Common Stock of the Company.     omitted
This does not include Mrs. Griffin's economic interest in         shares of
Common Stock of the Company under the Directors' Deferred Compensation Plan.
See "INFORMATION CONCERNING THE BOARD OF DIRECTORS." Mrs. Griffin is also a major stockholder of television station KWTV, Channel 9, Oklahoma City,
Oklahoma. During 1994, the Company paid an aggregate of approximately $107,635 to KWTV for showing television commercials of the Company. This television time was purchased by contract with the station, and the rate paid was no less favorable to the Company than the rate that would have been paid to similar stations in the Oklahoma City area.
- ------------------------------------------------------------------------------------------------------

    RONALD H. WHITE, M.D., 58, is a practicing cardiologist and is President of Cardiology, Inc. in Oklahoma City. He serves as a member of the Board of
Directors of Baptist Medical Center of Oklahoma City, and was a member of the
Board of Regents of the University of Oklahoma for 14 years. Dr. White has       Picture
been a director of Oklahoma Gas and Electric Company since 1989, and is a        omitted
member of the audit committee of the Board. He beneficially owns, directly or
indirectly,         shares of Common Stock of the Company. This does not
include Dr. White's economic interest in         shares of Common Stock of the
Company under the Directors' Deferred Compensation Plan. See "INFORMATION CON-
CERNING THE BOARD OF DIRECTORS."
- ------------------------------------------------------------------------------------------------------

    The information set forth above on share ownership is based on information furnished to the Company by the directors and all shares listed are beneficially owned by the individuals or by members of their immediate family unless otherwise indicated.

INFORMATION CONCERNING THE BOARD OF DIRECTORS
- --------------------------------------------------------------------------------

    The Board of Directors of the Company met on 9 occasions during 1994. Each director attended at least 92% of the total number of meetings of the Board of Directors and the committees of the Board on which he or she served.

    COMMITTEES. The committees of the Company's Board of Directors include a compensation committee, an audit committee and a nominating committee. Members of the compensation committee are Bill Swisher, chairman, and Messrs. Durrett, Hembree and Snodgrass. During 1994, the committee met on three occasions to review and make recommendations to the Board of Directors with respect to compensation of principal officers, salary policy for the period, benefit programs for employees, compensation for outside directors for service on the Board and the Board committees, and future objectives and goals of the Company.

    Members of the audit committee are Herbert H. Champlin, chairman, Mrs. Griffin and Messrs. Durrett, Swisher, Taylor and Dr. White. During 1994, the committee met on two occasions to review and make recommendations to the Board of Directors with respect to internal audit procedures, engagement of independent public accountants, their review with the independent accountants of the results of the auditing engagement, and matters having a material effect upon the Company's financial operations.

    Members of the nominating committee are John A. Taylor, chairman, Messrs. Champlin and Snodgrass and Mrs. Griffin. During 1994, the committee met on two occasions to review and make recommendations to the Board of Directors with respect to nominees for election as directors. Similarly, recommendations were made concerning membership of the audit, compensation and nominating committees and rotation of committee assignments among directors. It is expected that the nominating committee will consider nominees recommended by shareowners in accordance with the Company's By-laws. The Company's By-laws provide that a shareowner intending to nominate director candidates for election at an Annual Meeting of Shareowners must deliver written notice thereof to the Secretary of the Company not later than 90 days in advance of the meeting. The notice must set forth certain information concerning such shareowner and the nominee(s), including each nominee's name and address, a representation that the shareowner is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the shareowner and each nominee and any other person pursuant to which the nomination or nominations are to be made by the shareowner, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominee(s) of such shareowner and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

    DIRECTOR COMPENSATION. In November 1994, the Board of Directors amended the Directors' Deferred Compensation Plan to permit a portion of the cash compensation payable to non-officer directors to be paid in common stock units pursuant to the Plan. This change will permit the Board to cause a significant portion of each non-officer director's compensation to be tied directly to the performance of the Company's Common Stock.

    Compensation of non-officer directors consists of an annual retainer fee of $27,500, of which $2,000 is payable monthly in cash (the same amount that has been paid monthly since August 1994) and $3,500 was deposited in the director's Stock Account under the Deferred Compensation Plan and converted to 106 common stock units based on the closing price of the Company's Common Stock on November 30, 1994. In addition, all non-officer directors receive $1,000 for each Board meeting and $1,000 for each committee meeting attended. Under the Directors' Deferred Compensation Plan, non-officer directors also may defer payment of all or part of their attendance fees and the cash portion of their annual retainer fee, which deferred amounts are, at the election of the director, credited to a Dollar Account or a Stock Account or a combination of both, on the date the deferred amounts otherwise would have been paid.

    Amounts credited to the Dollar Account accrue interest approximately equal to the commercial paper rate for established companies. Amounts credited to the Stock Account are converted into common stock units equal in number to the number of shares of the Company's Common Stock which the amounts would purchase based on the fair market value of the Company's Common Stock on the date the amounts would otherwise be paid. The Stock Account is credited on each dividend payment date for the Company's Common Stock with additional common stock units by dividing the aggregate cash dividend which would have been paid if existing common stock units were actual shares of the Company's Common Stock by the fair market value of the Company's Common Stock as of the dividend payment date.

    When an individual ceases to be a director of the Company, all amounts credited under the Plan are paid in cash in a lump sum or installments, with the value of common stock units based on the fair market value of the Company's Common Stock at the time of payment. In addition, amounts that are credited to the Stock Account are automatically transferred to a Dollar Account upon the occurrence of certain mergers and related transactions in which the Company is not the survivor. As an alternative to the foregoing investment options, the Plan permits a non-officer director to have all or any deferred portion of the attendance fees and the cash portion of the annual retainer fee applied to purchase life insurance for the director.

EXECUTIVE OFFICERS' REMUNERATION
- --------------------------------------------------------------------------------

    The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). Set forth below is the Committee's report on compensation paid to executive officers during 1994.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
- --------------------------------------------------------------------------------

    GENERAL. The primary goals of the Committee in setting executive compensation in 1994 were: (i) to provide a total compensation package that enables the Company to attract and retain key executives and (ii) to align the executives' interests with those of shareowners and with Company performance.

    Compensation of the Company's executive officers in 1994 was comprised primarily of salary, awards under the Company's Annual Incentive Compensation Plan, awards under the Company's Restricted Stock Plan, and benefits under the Company's Employees' Retirement Savings Plan and pension plan. As discussed more fully below, part of the compensation paid in 1994 also consisted of payouts under the Annual Incentive Compensation Plan with respect to the Company's 1993 performance. Virtually all employees, including executive officers, are eligible to participate in the Retirement Savings Plan and pension plan. Both the Retirement Savings Plan and pension plan have a supplemental restoration plan that enables executive officers to receive the same benefits that they would have received in the absence of limitations imposed by the federal tax laws on contributions or payouts. In addition, a Supplemental Executive Retirement Plan (the "SERP"), which was adopted in 1993, offers attractive pension benefits to lateral hires. The SERP is not expected to benefit present executive officers generally. In reviewing the benefits under the SERP, Retirement Savings Plan, pension plan and related restoration plans, the Committee's goal is to ensure that participants receive benefits commensurate with what companies typically offer. The restoration plans for the Retirement Savings Plan and pension plan contain provisions requiring their immediate funding in the event of certain mergers, consolidations or tender offers involving the Company.

    The total compensation of the Company's executives generally is commensurate with the compensation paid to similar executives at the approximately 120 electric utilities included in the Edison Electric Institute Survey (the "Survey Group")(1). In recent years, the Committee has significantly altered the structure of the Company's compensation system and the composition of the individual compensation packages, shifting from a compensation system based in large part on individual performance and continued employment to a compensation system that places a significant portion of compensation at risk dependent on Company performance.

    The first step in the process of switching to a more incentive-based system for executive officers occurred in 1992 with awards of Restricted Stock tied not only to continued employment, but also to the achievement of specified performance targets over a three-year period. The remaining step occurred in 1993 when the Committee froze the salaries of senior executives and implemented the Annual Incentive Compensation Plan. The implementation of the Annual Incentive Compensation Plan was a result of a study by Towers Perrin, at the Committee's request, of the Survey Group that indicated that although the total compensation of the Company's executive officers was commensurate with the total compensation of similar officers within the Survey Group, the Company's executive officers received a greater proportion of their compensation in salary and a lesser proportion in incentive-based awards. Accordingly, in an effort to bring the Company's compensation system more in line with the Survey Group, the salaries of senior executives were frozen at 1992 levels, the Annual Incentive Compensation Plan was implemented and executives received increased incentive-based awards. This process continued in 1994 as salary levels generally remained frozen at 1992 levels. As a result, the potential total cash compensation of the Company's executives, as well as the makeup of that compensation, is more consistent with the average compensation paid to similar executives by corporations in the Survey Group.

    As discussed in last year's Committee Report, the Committee, with the approval of the Board, declined to authorize the payout of any awards under the Annual Incentive Compensation Plan with respect to 1993 performance. The decision to defer the payout of these awards was not the result of poor performance by the Company, but rather resulted from the Company's rate refund and reduction case then-pending before the Oklahoma Corporation Commission. The Company had previously determined not to increase for 1994 the pay schedule for its salaried and non-salaried employees until the rate case had been resolved. The Committee believed it was inappropriate to authorize payments to the executives under those conditions. The rate refund case was concluded in February 1994 and the general salary freeze for salaried and non-salaried employees was lifted in September, 1994. Following those two events, the Board determined that it was appropriate to reconsider the payout of these awards and directed the Committee to do so. Based on the same criteria and conditions discussed more fully

- ---------------

(1) While similar, the utilities in the Survey Group are not the same utilities in the Dow Jones Electric Utilities Index utilized in the Stock Performance Graph on page . The Survey Group was selected by Towers Perrin and, in the judgment of the Committee, is an appropriate peer group to use for compensation purposes.

below with respect to 1994 awards, on September 13, 1994 the Committee authorized the payout of the 1993 awards. In 1993, the Company's earnings per share ($2.78) and the Company's operating and maintenance expenses were above the threshold or minimum levels, but below the target levels. As a result of the Company's performance and the performance by executive officers of their individual goals, payouts of the 1993 awards ranged from 95% to 105% of the targeted award amounts and from 9.5% to 15% of base salary.

    Due to the Company's rate refund order discussed above and ever-increasing competition in the utility industry, in early 1994 the Company undertook a complete review and redesign of its operations which resulted in downsizing and other cost-cutting measures. As part of this overall effort, in April 1994, the Board of Directors approved a voluntary early retirement program for employees at least 50 years old with at least five years of service. The early retirement program was accepted by three executive officers, including Mr. Bunce, the former Senior Vice President -- Accounting and Administration, who retired from the Company effective August 1, 1994. In order to compensate Mr. Bunce and two other officers of the Company for benefits and other non-cash compensation that they forfeited by accepting the early retirement offer, the Compensation Committee and the Board of Directors authorized lump sum payments to such individuals in amounts ranging from $49,000 to $105,000.

    In 1993, a new Federal tax law was passed which limits the deductibility of executive compensation in excess of $1,000,000 unless certain exceptions are met. Under transition rules adopted by the Internal Revenue Service, this new law is not expected to impact the Company with respect to executive compensation paid in 1995. The Committee continues to review the new law and associated regulations, as well as the structure of its salary and various compensation programs, and its present intent is to take appropriate steps to ensure the continued deductibility of its executive compensation.

    ANNUAL INCENTIVE COMPENSATION PLAN. The Annual Incentive Compensation Plan was adopted in late 1992. Through annual awards, the Plan is designed to provide incentives to key management personnel to achieve Company objectives tied directly to profitability. Awards with respect to 1994 performance were made under the Plan to ten employees, including all executive officers, and specified performance goals were established in February 1994. Awards with respect to 1994 performance also were made to five other individuals who were named executive officers during 1994. Payouts of the awards are in cash and are dependent primarily on the achievement of such specified performance goals. In 1994, these goals were based 50% on earnings per share as compared to earnings goals set by the Committee and 50% on operating and maintenance expense per kilowatt-hour, as compared to approximately 25 electric utilities. The amount of the award for each executive officer was expressed as a percentage of base salary (the "targeted amount"), with the officer having the ability, depending upon achievement of the Company goals, to receive from 0% to 150% of such targeted amount. For 1994, the targeted amounts ranged from 15% to 25% of base salary.

    The percentage of the targeted amount that an officer ultimately receives is subject to being increased or decreased by up to 20% at the discretion of the Committee, depending on the individual's achievement of pre-established personal goals approved by the Committee. In no event, however, will any payouts be made unless the specified minimum Company performance goals are satisfied. For 1994, the Company's earnings per share ($3.01) exceeded the threshold, but were below the target levels, while operating and maintenance expenses exceeded the target levels. The Company's performance in 1994 and performance by individuals of their pre-established personal goals resulted in payouts ranging from 121% to 131% of their target amounts and from 18.2% to 31.5% of base salary earned in 1994.

    RESTRICTED STOCK AWARDS. The other significant component of executive compensation in 1994 was awards under the Company's Restricted Stock Plan. The Plan empowers the Committee to make contingent awards of Common Stock ("Restricted Stock") to key employees. Each share of Restricted Stock is subject to a Restricted Period of three or four years during which the share is subject to forfeiture if the recipient of the share ceases to render substantial services to the Company for any reason (other than death, disability or normal retirement) and during which the share may not be transferred. The Committee has the power in the event of certain mergers, consolidations or tender offers involving the Company to lapse all restrictions on shares of Restricted Stock.

    Awards under the Restricted Stock Plan were made at the end of 1994 and were based, as required by the Plan, on the individual's performance during 1994. In evaluating an individual's performance, the Committee considered individual job performance, experience and individual characteristics such as leadership and dedication, with no particular weight given to one factor over another. The Committee also considered the long-term incentives provided to executives in the Survey Group and the amount of the 1994 awards made for each executive officer generally represented the long-term incentives awarded to similar executives by corporations in approximately the 50th percentile of the Survey Group. For 1994, awards of Restricted Stock ranged from 10% to 30% of an executive's base salary. As in prior years, each share of Restricted Stock awarded in 1994 is subject to forfeiture during a Restricted Period. Moreover, as in 1992 and 1993, the shares awarded in 1994 to eight key officers contained a significant additional condition. Such officers generally will be entitled at the end of the Restricted Period of three years to keep the full amount of the shares awarded to them only if the Company during such period meets or exceeds a specific return on equity target as compared to the return on average equity for the approximately 90 electric and combination utility companies shown in the Standard & Poor's Compustat Services Inc. Utility Compustat II, with the officer receiving fewer shares and possibly no shares if such target is not achieved. The Committee's rationale for this additional condition was to continue to reward past service and to align the officers' interests with those of shareowners and, at the same time, to tie the Restricted Stock awards directly to long-term performance by the Company. The amount of shares awarded in 1994 that an officer will ultimately receive will not be determined until the end of 1997. Prior awards of Restricted Stock were not considered by the Committee in making awards in 1994.

    CEO COMPENSATION. The 1994 compensation for Mr. Harlow, the Chief Executive Officer of the Company, consisted of the same components as the compensation for other executive officers. His salary remained frozen at 1992 levels for the same reasons discussed above with respect to the other executive officers, namely that his total potential cash compensation would approximate the average cash compensation for chief executive officers of the companies in the Survey Group. His targeted award under the Annual Incentive Plan was 20% of his base salary (i.e. $100,000), and, as a result of the Company's performance as described above, he received a payout of $131,000, representing 131% of his targeted award, of which 111% was attributable to Company performance and 20% was attributable to his individual performance. At the present time, it is the intent of the Committee to keep Mr. Harlow's salary at its current level for 1995, and to increase his targeted award from 20% to 30% for 1995. Mr. Harlow's Restricted Stock Award was based on his performance in 1994 and a comparison of his award to the long-term compensation of other chief executive officers in the Survey Group. Consideration also was given to Mr. Harlow's 18 years of experience as Chief Executive Officer of the Company, his demonstrated leadership skills and his positive reputation within the community and utility industry. Based on these factors, the Committee determined to grant Mr. Harlow a Restricted Stock award having an approximate value at the date of its grant of 30% of his base salary. As was the case with respect to awards of Restricted Stock to other key officers, Mr. Harlow's ultimate receipt of the shares awarded to him will be dependent upon the Company's achievement of specified return on equity targets during 1995, 1996 and 1997.

    CONCLUSION. The Committee believes that the Company's current executive compensation system serves the interests of the Company and its shareowners effectively. The Committee takes very seriously its responsibilities with respect to the Company's executive compensation system. To this end, the Committee will continue to monitor and revise the compensation policies as necessary to ensure that the Company's compensation system continues to meet the needs of the Company and its shareowners.

                             Compensation Committee

Bill Swisher, Chairman          Hugh L. Hembree, III, member
William E. Durrett, member      John F. Snodgrass, member

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
- --------------------------------------------------------------------------------

    Bill Swisher is the Chairman and William E. Durrett, H.L. Hembree, III and John F. Snodgrass are the members of the Compensation Committee. William E. Durrett, also serves as Chairman of the Board and Chief Executive Officer of American Fidelity Corporation and as Chairman of the Board of its subsidiary American Fidelity Assurance Company. In 1994, the Company paid American Fidelity Assurance Company $947,384 (which includes employee contributions) for a long-term disability policy for its employees and $607,675 for services in administering the Company's medical, health and similar benefit plans. The terms of these transactions were no less favorable to the Company than the terms that would have been obtained from similar insurance companies. It is expected that similar transactions will occur in the future.

SUMMARY COMPENSATION TABLE
- --------------------------------------------------------------------------------

    The following table provides information regarding compensation to the Company's Chief Executive Officer and four other most highly compensated executive officers for the past three years, as well as one former executive officer who would have been one of the four most highly compensated officers had he not retired before the end of the year.

                                                                                                    Long Term Compensation
                                                                                             ------------------------------------
                                                            Annual Compensation                       Awards              Payouts
                                                   -------------------------------------     ------------------------     -------
                                                                               Other         Restricted    Securities
                                                                               Annual          Stock       Underlying      LTIP
           Name and Principal                      Salary      Bonus(1)     Compensation     Awards(2)      Options/      Payouts
                Position                  Year       ($)         ($)            ($)             ($)         SAR (#)         ($)
         ---------------------            ----     -------     --------     ------------     ---------     ----------     -------
J.G. Harlow, Jr.                          1994     500,000     131,000         0              149,976        0               0
Chairman, President                       1993     500,000      52,500         0              149,976        0               0
 and Chief Executive                      1992     500,000           0         0              149,993        0               0
 Officer

P.J. Ryan                                 1994     295,000      92,925         0               73,739        0               0
Vice Chairman                             1993     295,000      36,875         0               73,728        0               0
                                          1992     295,000           0         0               73,718        0               0

A.M. Strecker                             1994     197,083      51,090         0               39,384        0               0
Senior Vice President                     1993     195,000      20,475         0               38,988        0               0
 Finance and Administration               1992     195,000           0         0               38,980        0               0

S.E. Moore                                1994     162,917      41,920         0               32,579        0               0
Senior Vice President-Law                 1993     160,000      16,800         0               31,968        0               0
 and Public Affairs                       1992     160,000           0         0               31,987        0               0

B.G. Bunce (4)                            1994     113,750      28,665         0                0            0               0
Senior Vice President                     1993     195,000      19,500         0               38,988        0               0
 Accounting and                           1992     195,000           0         0               38,980        0               0
 Administration

D. L. Young                               1994     112,083      27,720         0               22,388        0               0
 Controller                               1993     110,000      11,000         0               21,996        0               0
                                          1992     110,000           0         0               21,983        0               0


                                             All Other
           Name and Principal             Compensation(3)
                Position                        ($)
         ---------------------            ---------------
J.G. Harlow, Jr.                               52,934
Chairman, President                            55,296
 and Chief Executive                           50,621
 Officer

P.J. Ryan                                      27,982
Vice Chairman                                  30,409
                                               29,006

A.M. Strecker                                  19,557
Senior Vice President                          20,216
 Finance and Administration                    19,868

S.E. Moore                                     15,334
Senior Vice President-Law                      13,940
 and Public Affairs                            13,318

B.G. Bunce (4)                                122,382
Senior Vice President                          24,543
 Accounting and                                22,145
 Administration

D. L. Young                                    11,726
 Controller                                    11,837
                                               18,154

- ---------------

(1) As explained on page 8, on September 13, 1994, the Compensation Committee and the Board of Directors approved the payment of bonuses based on 1993 performance which had been deferred pending the outcome of the Company's rate refund case before the Oklahoma Corporation Commission. Accordingly, amounts shown in the column for 1993 have not previously been reported.

(2) Amounts in this column reflect the market value of the shares of Restricted Stock awarded under the Company's Restricted Stock Plan, based on the closing price of the Company's Common Stock on the date the award was made. The number of shares awarded in 1994, 1993 and 1992 was as follows: (i) Mr. Harlow, 4,562 shares, 4,166 shares and 4,633 shares, respectively; (ii) Mr. Ryan, 2,243 shares, 2,048 shares and 2,277 shares, respectively; (iii) Mr. Strecker, 1,198 shares, 1,083 shares and 1,204 shares, respectively; (iv) Mr. Moore, 991 shares, 888 shares and 988 shares, respectively; (v) Mr. Bunce, 0 shares, 1,083 shares and 1,204 shares, respectively; and (vi) Mr. Young, 681 shares, 611 shares and 679 shares, respectively. In the absence of death, disability or normal retirement, the shares awarded to these individuals in 1994, 1993 and 1992 are subject to forfeiture for three years with the amount the recipient ultimately receives dependent on Company performance, while the shares awarded in prior years vest as follows: 20% at the end of each of the first three years following the year in which granted and 40% at the end of the fourth year following the year in which granted. The total number of shares and market value of Restricted Stock held by each of the named individuals as of December 31, 1994, were as follows: Mr. Harlow, 15,640 shares, $518,075; Mr. Ryan, 7,911 shares, $262,052; Mr. Strecker 4,374 shares, $144,889; Mr. Moore, 3,592 shares,
     $118,985; and Mr. Young, 2,352 shares, $77,910. Dividends are paid to these individuals on the shares of Restricted Stock owned by them.

(3) Amounts in this column for 1994 reflect: (i) for Mr. Harlow, $22,500 (Retirement Savings Plan and Retirement Savings Restoration Plan) and $30,434 (insurance premiums); (ii) for Mr. Ryan, $13,275 (Retirement Savings Plan and Retirement Savings Restoration Plan) and $14,707 (insurance premiums); (iii) for Mr. Strecker, $8,841 (Retirement Savings Plan and Retirement Savings Restoration Plan) and $10,716 (insurance premiums); (iv) for Mr. Moore, $5,892 (Retirement Savings Plan and Retirement Savings Restoration Plan) and $9,442 (insurance premiums); (v) for Mr. Bunce, $5,119 (Retirement Savings Plan), $12,263 (insurance premiums) and $105,000 for benefits and non-cash compensation (primarily restricted stock) forfeited by his acceptance of the Company's early retirement program; and (vi) for Mr. Young, $5,016 (Retirement Savings
     Plan) and $6,710 (insurance premiums). A significant portion of the insurance premiums reported for each of these individuals is for life insurance policies and such premiums are recovered by the Company from the proceeds of the policies.

(4)  Mr. Bunce retired effective August 1, 1994.

    To the extent the table shows zeros for bonuses, other annual compensation, stock options, stock appreciation rights or payouts under long-term incentive plans for a particular year, these forms of compensation were not provided to executive officers in such year or, in the case of other annual compensation, the amounts were below the threshold required for disclosure under the SEC's rules.

PENSION PLAN TABLE
- --------------------------------------------------------------------------------

    The Company maintains a qualified non-contributory Retirement Plan covering all employees of the Company who have completed one year's service. Subject to limitations imposed by the Employee Retirement Income Security Act of 1974 ("ERISA"), benefits under the Retirement Plan are based upon the five highest consecutive years of cash compensation (which for the executives named in the Summary Compensation Table prior to 1993 has consisted solely of salaries and for 1993 and 1994 consists of salary and bonus) during an employee's last ten years prior to retirement and length of service. Social Security benefits are deducted in determining benefits payable under the Plan. Remuneration covered by the Plan includes salaries, bonuses and overtime pay. Retirement benefits are payable to participants upon normal retirement (at or after age 65) or early retirement (at or after attaining age 55 and completing five or more years of service), to former employees after reaching retirement age who have completed five or more years of service before terminating their employment and to participants after reaching retirement age upon total and permanent disability. As indicated above, the benefits payable under the Plan are subject to maximum limitations under ERISA. Should benefits at the time of retirement exceed the then permissible limits of ERISA, the Retirement Restoration Plan will provide benefits through a lump-sum distribution actuarially equivalent to the amounts that would have been payable annually under the Retirement Plan but for the ERISA limits. The Company funds the estimated benefits payable under the Retirement Restoration Plan through contributions to a trust for the benefit of those employees who will be entitled to receive payments under the Retirement Restoration Plan.

    The following table sets forth the estimated annual benefits payable upon normal retirement under the Company's Retirement Plan and Retirement Restoration Plan to persons in the remuneration classification specified.

- --------------------------------------------------------------------------------

    AVERAGE                        YEARS OF SERVICE AT RETIREMENT
 COMPENSATION       ------------------------------------------------------------
5 HIGHEST YEARS        10           20           30           40           45
- --------------------------------------------------------------------------------
   $ 100,000        $ 13,601     $ 27,202     $ 40,802     $ 54,403     $ 61,204
   $ 125,000        $ 17,351     $ 34,702     $ 52,052     $ 69,403     $ 78,079
   $ 150,000        $ 21,101     $ 42,202     $ 63,302     $ 84,403     $ 94,954
   $ 200,000        $ 28,601     $ 57,202     $ 85,802     $114,403     $128,704
   $ 250,000        $ 36,101     $ 72,202     $108,302     $144,403     $162,454
   $ 300,000        $ 43,601     $ 87,202     $130,802     $174,403     $196,204
   $ 350,000        $ 51,101     $102,202     $153,302     $204,403     $229,954
   $ 400,000        $ 58,601     $117,202     $175,802     $234,403     $263,704
   $ 450,000        $ 66,101     $132,202     $198,302     $264,403     $297,454
   $ 500,000        $ 73,601     $147,202     $220,802     $294,403     $331,204
   $ 550,000        $ 81,101     $162,202     $243,302     $324,403     $364,954
   $ 600,000        $ 88,601     $177,202     $265,802     $354,403     $398,704
   $ 650,000        $ 96,101     $192,202     $288,302     $384,403     $432,454
   $ 700,000        $103,601     $207,202     $310,802     $414,403     $466,204
   $ 750,000        $111,101     $222,202     $333,302     $444,403     $499,954

- --------------------------------------------------------------------------------

    As of December 31, 1994, the credited years of service for the individuals listed in the remuneration table on page 11 are as follows: J. G. Harlow, Jr. - 33 years; P. J. Ryan - 33 years; A. M. Strecker - 23 years; S. E.
Moore - 20 years; and D. L. Young - 31 years. Mr. Bunce retired from the Company effective August 1, 1994 after 44 years of service and received benefits under the Retirement Restoration Plan.

    In 1993, the Company adopted a Supplemental Executive Retirement Plan (the "SERP"). The SERP is an unfunded supplemental plan that is not subject to the benefits limit imposed by ERISA. The plan generally provides for an annual retirement benefit at age 65 equal to 65% of the participant's average cash compensation during his or her final 36 months of employment, reduced by Social Security benefits, by amounts payable under the Company's Retirement and Restoration Plans described above and by amounts received under pension plans from other employers. None of the individuals listed in the remuneration table on page 11 is expected to receive benefits under the SERP at normal retirement as the benefits payable to such individuals under the Company's Retirement and Restoration Plans are expected to exceed the benefits payable under the SERP.

COMPANY STOCK PERFORMANCE
- --------------------------------------------------------------------------------

    The following graph shows a five-year comparison of cumulative total returns for the Company's Common Stock, the Dow Jones Equity Market Index and the Dow Jones Electric Utilities Index. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1989, and that all dividends were reinvested.


         Measurement Period                                 Dow Jones Eq-        Dow Jones
        (Fiscal Year Covered)                              uity Market In-        Electric
             December 31,                     OG&E               dex          Utilities Index
1989                                                 100                100                100
1990                                                 107                 96                102
1991                                                 129                127                132
1992                                                 108                138                141
1993                                                 126                152                158
1994                                                 122                153                138

SECURITY OWNERSHIP
- --------------------------------------------------------------------------------

    Information regarding ownership of the Company's stock by each of the Directors of the Company is set forth under "INFORMATION ABOUT DIRECTORS AND NOMINEES." The following table shows the number of shares of the Company's Common Stock and Preferred Stock beneficially owned on March 1, 1995, by each of the named Executive Officers and by all Executive Officers and Directors as a group:

                                                     Number of Common Shares(1)       Number of Preferred Shares(1)
                                                     --------------------------       -----------------------------
J.G. Harlow, Jr.
P.J. Ryan
A.M. Strecker
S.E. Moore
B.G. Bunce
D.L. Young

All Executive Officers and
Directors as a group
(20 persons)

(1) No more than       of the class for each executive officer and       of the
    class for all executive officers and directors as a group. Amounts shown include shares for which, in certain instances, an individual has disclaimed beneficial interest. Amounts shown for executive officers include shares of Common Stock representing their interest in shares held under the Company's Employees' Stock Ownership Plan, Retirement Savings Plan and Restricted Stock Plan, for which in certain instances they have voting power but not investment power.

    The foregoing information on share ownership is based on information furnished to the Company by the individuals listed above and all shares listed are beneficially owned by the individuals or by members of their immediate family unless otherwise indicated.

    Under federal securities laws, the Company's directors and executive officers are required to report, within specified monthly and annual due dates, their initial ownership in the Company's common and preferred stocks and subsequent acquisitions, dispositions or other transfers of interest in such securities. The Company is required to disclose whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. To the Company's knowledge, all of the Company's directors and officers subject to such reporting obligations have satisfied their reporting obligations in full except for William E. Durrett, Donald R. Rowlett and James R. Hatfield. Mr. Durrett filed one report after the due date relating to one transaction involving Company securities which were owned by a corporation with which Mr. Durrett is associated. Messrs. Rowlett and Hatfield became executive officers this year and filed their required initial reports of ownership after the due date for such reports.

PROPOSAL NO. 2 - AMENDMENTS TO RESTATED CERTIFICATE OF
INCORPORATION REMOVING LIMITS ON UNSECURED INDEBTEDNESS
- --------------------------------------------------------------------------------

    Under Article VII of the Company's Restated Certificate of Incorporation (the "Articles"), the holders of the Company's (i) Cumulative Preferred Stock, par value $100 per share ("$100 Preferred"), (ii) Cumulative Preferred Stock, par value $25 per share ("$25 Preferred"), and (iii) 4% Cumulative Preferred Stock, par value $20 per share ("4% Preferred", and, together with the $100 Preferred and the $25 Preferred, the "Preferred Stock") have special voting rights with respect to certain matters, including among others the amendment of the Articles to authorize any prior ranking stock, the issuance of Preferred Stock unless certain coverage tests are met, and the issuance of unsecured indebtedness unless certain coverage tests are met.

    Specifically, Article VII(5)(a) provides that the approval of a majority of each of the $100 Preferred, $25 Preferred and 4% Preferred, each voting separately as a class, is required for the Company to:

        Issue or assume any unsecured notes, debenture or other securities representing unsecured indebtedness for any purpose other than the refunding of secured or unsecured indebtedness theretofore created or assumed by the corporation and then outstanding, or the retiring, by redemption or otherwise of shares of the [Preferred Stock], or shares of any stock ranking prior thereto or pari passu with the [Preferred Stock] as to dividends or liquidation rights, if immediately after such issue or assumption the total principal amount of all unsecured notes, debentures or other securities representing unsecured indebtedness issued or assumed by the corporation and then outstanding would exceed 20% of the aggregate of (i) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the corporation and then outstanding, and (ii) the total of the capital and surplus of the corporation, as then recorded on its books.

    The proposed amendments would eliminate the special voting rights contained in clause (a) and thereby enable the Company to incur unsecured indebtedness without a shareowner vote. The amendments are intended to increase the flexibility of the Board of Directors in obtaining financing on the best possible terms for the Company. Historically, the Company's long-term debt financing generally has been accomplished through the issuance of first mortgage bonds (secured debt financing) pursuant to the Company's Trust Indenture (the "First Mortgage Indenture"). All of the first mortgage bonds issued by the Company pursuant to the First Mortgage Indenture are secured by a first priority lien on substantially all of the Company's properties. In light of the increasingly competitive pressures in the utility industry and the financial markets, the Board of Directors believes it is in the Company's best interests to have maximum flexibility with respect to obtaining future financing to meet the Company's needs. The elimination of the special voting rights with respect to the issuance or assumption of unsecured indebtedness would provide the Company with the ability to obtain the best terms available in the debt markets. This should result in long-term benefits for all the Company's shareowners, including the owners of the Preferred Stock.

    Even though removal of the special voting rights would permit the Company to issue a greater amount of unsecured debt, the Company does not have any present intention to issue an aggregate amount of debt greater than it otherwise would be permitted to issue. In other words, the total amount of secured and unsecured debt intended to be issued and outstanding would not exceed the total amount of secured and unsecured debt currently permitted by the Articles and the First Mortgage Indenture; instead, unsecured debt would become a more significant component of the overall debt of the Company.

    Moreover, adoption of the proposed amendments would not remove all restrictions on the Company's issuance of debt securities. As a regulated utility, the issuance of any securities by the Company would continue to be subject to the prior approval of the Oklahoma Corporation Commission (with respect to securities maturing in more than one year) or the Federal Energy Regulatory Commission (with respect to securities maturing in one year or less). Consequently, although the removal of the special voting rights will increase the flexibility of the Company by removing a limitation on the amount of unsecured debt that the Company is permitted to issue, it is not intended that the overall debt capacity levels would be increased, and, in any event, the issuance of any debt securities will continue to be reviewed by regulatory agencies.

    VOTE REQUIRED. Currently there are no shares of $25 Preferred outstanding. Therefore, adoption of the proposed amendments requires the affirmative vote of the owners of: (i) at least a majority of the outstanding Common Stock, voting separately as a class, (ii) two-thirds of the outstanding 4% Cumulative Preferred Stock, par value $20 per share, voting separately as a class, and
(iii) two-thirds of the outstanding Cumulative Preferred Stock, par value $100 per share, voting separately as a class. Abstentions from voting are treated as votes against, while broker nonvotes are treated as shares not voted.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENTS.

RELATIONSHIP WITH INDEPENDENT
PUBLIC ACCOUNTANTS
- --------------------------------------------------------------------------------

    During 1994, Oklahoma Gas and Electric Company engaged Arthur Andersen LLP as its independent public accountants. The Board of Directors has appointed Arthur Andersen LLP as the independent public accountants for the Company for 1995. Representatives of Arthur Andersen LLP will be present at the Annual Meeting of Shareowners and will have the opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareowners at the meeting.

SHAREOWNER PROPOSALS
- --------------------------------------------------------------------------------

    Any shareowner proposal intended to be presented at the Annual Meeting in 1996 must be received by the Company on or before November 30, 1995, for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Proposals received by that date, deemed to be proper for consideration at the Annual Meeting and otherwise conforming to the rules of the Securities and Exchange Commission, will be included in the 1996 proxy statement.

                    LOCATION OF NATIONAL COWBOY HALL OF FAME
- --------------------------------------------------------------------------------


                                    [MAP]

        OG&E [LOGO]                            OKLAHOMA GAS AND ELECTRIC COMPANY
                                                   Annual Meeting of Shareowners
                                                                    May 18, 1995

P          The undersigned hereby appoints James G. Harlow, Jr., Herbert H.
      Champlin, and Bill Swisher, and each of them severally, with full power of substitution and with full power to act with or without the other, as the proxies of the undersigned to represent and to vote all shares of stock of
R Oklahoma Gas and Electric Company held of record by the undersigned on March 20, 1995, at the Company's Annual Meeting of Shareowners to be held on May 18, 1995, and at all adjournments thereof, on all matters coming before said meeting.
O
           THIS PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS NUMBERED 1 AND 2 ON THE REVERSE SIDE OF THIS PROXY CARD.
X


        ------------------------------------------------------------------------
Y PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Unless you attend and vote in person, you MUST sign and return your proxy in order to have shares voted at the meeting.
        ------------------------------------------------------------------------

PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS BELOW.  EACH JOINT OWNER SHOULD SIGN.  ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR
OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD GIVE THEIR FULL TITLES.
- ------------------------------------------------------
 PROXY      TOTAL COMMON SHARES      PREFERRED SHARES
NUMBER     INCLUDING REINVESTMENT                                        The Board recommends a vote FOR the proposals numbered
           PLAN AND CUSTOMER STOCK                                   1 and 2 below.
                   PLAN
                                                                     1.  Election of Directors.
- ------------------------------------------------------                   NOMINEES:
                                                                         James G. Harlow, Jr.; Bill Swisher; John A. Taylor
X                                            /    / 95                   / /FOR all nominees            / /WITHHOLD AUTHORITY
- ------------------------------------------------------                      (list exceptions below).       to vote for all nominees.
            Signature of Shareowner          Date
                                                                     --------------------------------------------------------------
X                                            /    / 95               Instruction:  To withhold authority to vote for any individual
- ------------------------------------------------------               nominee, write that nominee's name on the line above.
            Signature of Shareowner          Date
                                                                     2.  Proposal to amend Restated Certificate of Incorporation removing limits on unsecured indebtedness.
                                                                         / /For          / /Against          / /Abstain

                                                                     3.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the
                                                                         meeting.